Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Announces Fourth Quarter 2006 Earnings
Investor/Analyst Conference Call Scheduled for February 6, 2007 at 10:00 a.m. EST
ATLANTA, February 5, 2007 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $45.0 million for the fourth quarter of 2006, compared to $3.7 million for the fourth quarter of 2005. On a diluted per share basis, net income available to common shareholders was $1.02 and $0.09 for the fourth quarter of 2006 and 2005, respectively. The Company’s reported income for the fourth quarter of 2006 included net gains on the sale of apartment communities of $39.5 million.
Net income available to common shareholders was $93.8 million for the year ended December 31, 2006, compared to $134.3 million for the year ended December 31, 2005. On a diluted per share basis, net income available to common shareholders was $2.15 and $3.34 for the years ended December 31, 2006 and 2005, respectively. The Company’s reported income for the years ended December 31, 2006 and 2005 included net gains on the sale of apartment communities of $67.0 million and $117.6 million, respectively.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the fourth quarter of 2006 totaled $20.3 million, or $0.45 per diluted share, compared to $20.9 million, or $0.49 per diluted share, for the fourth quarter of 2005.
The Company’s reported FFO for the fourth quarter of 2006 included a $0.4 million, or $0.01 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness and related interest rate cap arrangements in connection with asset sales. The Company’s reported FFO for the fourth quarter of 2005 included a $0.8 million, or $0.02 per diluted share, charge relating to the estimated increased costs associated with long-term severance arrangements.
FFO for the year ended December 31, 2006 totaled $83.2 million, or $1.87 per diluted share, compared to $83.5 million, or $1.95 per diluted share, for the year ended December 31, 2005.
The Company’s reported FFO for the year ended December 31, 2006 included approximately $3.1 million, or $0.07 per diluted share, of other income related to the mark-to-market of an interest rate swap, gain on sales of technology and other investments and the sale of undeveloped land, offset by a $0.5 million, or $0.01 per diluted share, non-cash loss on the early extinguishment of debt and related interest rate cap arrangements in connection with asset sales. The Company’s reported FFO for the year ended December 31, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of a technology investment, offset by a $3.2 million, or $0.08 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements and a $0.8 million, or $0.02 per diluted share, charge for severance costs.
Said David Stockert, CEO and President of Post Properties, “Results in the fourth quarter reflect ongoing favorable apartment market conditions, with average monthly rents for our same-store portfolio up 7.2%, compared to the year-ago period. For the full year, we produced a 6.0% increase in same-store net operating income; and given the current healthy economic climate, we are looking for a similar increase for 2007.”

Mature (Same Store) Community Data
For the fourth quarter of 2006, average economic occupancy at the Company’s 48 mature (same store) communities, containing 17,955 apartment units, was 93.7%, compared to 95.7% for the fourth quarter of 2005.
Total revenues for the mature communities increased 5.0% during the fourth quarter of 2006, compared to the fourth quarter of 2005, and operating expenses increased 4.4%, producing a 5.3% increase in same store net operating income (“NOI”), or $2.1 million. The average monthly rental rate per unit increased 7.2% during the fourth quarter of 2006, compared to the fourth quarter of 2005. Property tax and insurance expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues for the mature communities decreased 0.2%, and operating expenses decreased 6.5%, producing a 3.7% increase in same store NOI for the fourth quarter of 2006, compared to the third quarter of 2006, or $1.5 million. On a sequential basis, the average monthly rental rate per unit increased 1.8%. Utilities, property taxes, and repairs and maintenance expenses accounted for a majority of the sequential decrease in operating expenses. For the fourth quarter of 2006, average economic occupancy at the mature communities was 93.7%, compared to 94.9% for the third quarter of 2006.
For the year ended December 31, 2006, average economic occupancy at the Company’s mature communities was unchanged at 94.7%, compared to the year ended December 31, 2005.
Total revenues for the mature communities increased 5.4% during the year ended December 31, 2006, compared to the year ended December 31, 2005, and operating expenses increased 4.5%, producing a 6.0% increase in same store NOI, or $8.8 million.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisitions, Dispositions and Other Investment Activity
Development Activity and Land Acquisitions
During the fourth quarter of 2006, the Company acquired a parcel of land in Frisco, Texas for a total investment of approximately $8.7 million. The site is an approximate 10.6 acre parcel located along the Dallas North Tollway and Warren Parkway in suburban Dallas on which the Company has future plans for a mixed-use project that is currently expected to include approximately 650 rental apartments and approximately 50,000 square feet of retail amenities.
As of December 31, 2006, the Company’s aggregate pipeline of development projects under construction was approximately $257 million. The Company also owns or has under contract land for which it is in pre-development with respect to approximately 3,030 rental apartment units, approximately 490 for-sale condominium units and approximately 224,000 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $800 million. There can be no assurance that projects in pre-development will commence construction or that actual pre-development costs will approximate estimated costs. In certain situations, the Company may initiate a pre-sale program for for-sale condominium projects before it commences construction.
Apartment Acquisitions
As previously announced, the Company also acquired in October 2006, through a Section 1031 exchange intermediary, a 150-unit apartment community in Tampa, FL for approximately $26 million, including closing costs, brokerage commissions and other amounts the Company plans to spend to complete a renovation of the property. The Company currently expects to finance the acquisition as part of a tax-deferred like-kind exchange transaction with the proceeds expected from the sale of an Atlanta apartment community. The acquired community, renamed Post Bay at Rocky Point™, is currently undergoing renovation and lease-up and is the Company’s fourth community in the Tampa Bay market.
Apartment Dispositions
During the fourth quarter of 2006, the Company closed the sale of its Post Summit® and Post Valley® apartment communities located in Atlanta, GA for an aggregate gross sales price of approximately $56.8 million. In conjunction with these sales, the Company retired $18.6 million of secured tax-exempt debt encumbering the Post Valley® community. The Company expects to utilize net sales proceeds from the sales of Post Summit® and Post Valley® to fund its development pipeline.
The Company is currently marketing for sale its Post Oak™ apartment community in Atlanta, GA. The Company expects to generate aggregate sales proceeds from the sale of this community in excess of $20 million. The Company currently expects to utilize net sale proceeds from the sale of Post Oak™ to complete the like-kind exchange transaction associated with the acquisition of Post Bay at Rocky Point™ discussed above. There can be no assurance that the sale of this apartment community will close, that it will generate the sales proceeds projected above or that the Company will achieve its objectives in any related tax-deferred like-kind exchange transaction.
Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, GA and Dallas, TX. The Company believes that the long-term value of these two communities will be enhanced as a result of the renovations; however, operating results at these two communities have been and will continue to be affected negatively by increased vacancy during the renovation period. As of December 31, 2006, the renovation of 279 units had been completed at these two communities.
Condominium Activity
The Company is currently converting four apartment communities initially consisting of 597 units to condominiums through a taxable REIT subsidiary. During the three months ended December 31, 2006, the Company closed the sales of 46 units for aggregate gross sales prices of approximately $13.8 million. In the aggregate, as of January 29, 2007, the Company has closed the sales of 373 (62.5%) of the units in these four condominium conversions and placed another 19 units under contract.
The Company is also currently developing two condominium communities, containing 230 units, located in Alexandria, VA and Dallas, TX. Of those units, 94 are currently under contract at the Alexandria, VA development, with closings expected to commence in the second quarter of 2007 and five are currently under contract at the Dallas, TX development, with closings expected to commence in the third quarter of 2007. There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
The Company recognized approximately $0.3 million, or $0.01 per diluted share, of incremental net gains on condominium sales in FFO during the fourth quarter of 2006, compared to approximately $0.9 million, or $0.02 per diluted share, of incremental gains on condominium sales in FFO, net of provision for income taxes, during the fourth quarter of 2005.
During the year ended December 31, 2006 and 2005, the Company recognized approximately $1.5 million, or $0.03 per diluted share, and approximately $8.6 million, or $0.20 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes.

The Company reports condominium gains (losses) in its consolidated statement of operations in the captions titled gains (losses) on sales of condominiums and real estate assets in continuing and discontinued operations and in equity in earnings of unconsolidated entities.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.6% at December 31, 2006 and variable rate debt as a percentage of total debt was 11.5% as of that same date. As of December 31, 2006, the Company had outstanding borrowings of approximately $109 million on its combined $480 million unsecured lines of credit.
In addition to the early extinguishment of $18.6 million of tax-exempt debt discussed above, during the fourth quarter of 2006, the Company repaid $25.0 million of unsecured notes bearing an interest rate of 7.5% and approximately $45.7 million of secured debt bearing an effective interest rate of 4.7% and a coupon rate of 6.8%.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Stock Repurchase Program
During the fourth quarter and the year ended December 31, 2006, the Company repurchased 109,400 shares of its common stock totaling approximately $5.0 million under a 10b5-1 stock purchase plan, which will expire on February 28, 2007. These shares were repurchased at an average price of $45.70 per share.
Subsequent to December 31, 2006, the Company repurchased 82,800 shares of its common stock totaling approximately $3.7 million under its 10b5-1 stock purchase plan at an average price of $44.61.
Full Year and First Quarter 2007 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of apartment market, for-sale condominium market and general economic conditions as well as other risks outlined below. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
2007 Outlook
Based on its initial financial outlook for 2007, the Company expects that net income available to common shareholders for the full year 2007 will be in the range of $0.96 to $1.20 per diluted share and that FFO will be in the range of $1.91 to $2.09 per diluted share. A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2007 is included in the financial data (Table 5) accompanying this press release.
The estimates of per share FFO for 2007 are based on the following assumptions:
•	An expected increase in same store NOI of 5.0% to 7.0%, compared to 2006, based on:
-	An increase in same store revenue of 6.0% to 7.0%

-	An increase in same store operating expenses of 6.5% to 7.5%, due largely to increases in property taxes and insurance expenses
•	Gains from condominium and land sales, net of provision for income taxes, of $0.13 to $0.22 per diluted share

•	In the aggregate, an expected increase in general and administrative, investment and development costs (net of amounts capitalized to development projects) and property management expenses of 6.8% to 7.8%, compared to 2006

•	Lease-up deficits attributable to the initial lease up of the Post Carlyle Square™ and Post Bay at Rocky Point™ projects of approximately $0.04 to $0.06 per diluted share

•	An expected increase in land holding costs of approximately $0.03 to $0.05 per diluted share, compared to 2006, that are expected to be charged to expense

•	Development and construction expenditures, including land for future development, of approximately $200 to $250 million

•	A provision for Texas franchise and income taxes of approximately $0.02 per diluted share

•	The sale of Post Oak™ in Atlanta, GA. There can be no assurance that this sale will close

•	The retirement and refinancing of approximately $109 million of indebtedness in mid-2007 which bears a weighted average interest rate of approximately 7.2%
First Quarter 2007 Outlook
For the first quarter of 2007, the Company expects that net income available to common shareholders will be in the range of $0.40 to $0.47 per diluted share and that FFO will be in the range of approximately $0.39 to $0.42 per diluted share. A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the first quarter of 2007 is included in the financial data (Table 5) accompanying this press release.
The estimates of per share FFO for the first quarter of 2007 are based on the following assumptions:
•	An expected increase in same store NOI of 4.8% to 5.8%, compared to 2006, based on:
-	An increase in same store revenue of 5.3% to 5.8%

-	An increase in same store operating expenses of 5.7% to 6.1%
•	Sequentially, an expected decrease in same store NOI of 2.5% to 3.5%, compared to the fourth quarter of 2006 based on:
-	An increase in same store revenue of 0.7% to 1.2%

-	An increase in same store operating expenses of 7.5% to 7.9%, primarily attributable to the resetting of annual accruals for property taxes and increased utilities and insurance expenses
•	Gains from condominium and land sales, net of provision for income taxes, of approximately $0.01 to $0.02 per diluted share

•	In the aggregate, an expected sequential increase in general and administrative, investment and development costs (net of amounts capitalized to development projects) and property management expenses of 2.8% to 3.4%, compared to the fourth quarter of 2006

•	Lease-up deficits attributable to the initial lease up of the Post Carlyle Square™ and Post Bay at Rocky Point™ projects of approximately $0.02 per diluted share

•	The sale of Post Oak™ in Atlanta, GA. There can be no assurance that this sale will close
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 26 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense, losses on early extinguishment of indebtedness and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO. Prior period amounts have been conformed to the current period presentation.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, February 6, at 10:00 a.m. EST. The telephone numbers are 800-811-0667 for US and Canada callers and 913-981-4901 for international callers. The access code is 8191148. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/events calendar. The replay will begin at 1:00 p.m. EST on February 6, 2007, and will be available until Monday, February 12, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 8191148. A replay of the call also will be archived on Post’s website under investor relations/events calendar. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.
Post Properties owns 21,745 apartment homes in 61 communities, including 545 apartment units in two communities held in unconsolidated entities, 1,181 apartment units in five communities (including the expansion of one community) currently under construction and/or in lease-up. The Company is also developing 230 for-sale condominium homes in two communities and is converting apartment units in four communities initially consisting of 597 units (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending March 31, 2007 and year ending December 31, 2007 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities, including the Company’s estimated condominium profits, anticipated net proceeds from asset sales and the expected use of proceeds therefrom, and the anticipated impact of proposed renovations and improvements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its annual report on Form 10-K dated December 31, 2005, as amended; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters, including the Americans with Disabilities Act and the Fair Housing Act ; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2005, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
OPERATING DATA
Revenues from continuing operations	$76,751	$71,820	$300,096	$280,496
Net income available to common shareholders	$44,974	$3,677	$93,832	$134,311
Funds from operations available to common shareholders and unitholders (Table 1)	$20,292	$20,918	$83,222	$83,483

Weighted average shares outstanding — diluted	44,175	41,513	43,594	40,217
Weighted average shares and units outstanding — diluted	44,880	43,060	44,427	42,353

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$1.02	$0.09	$2.15	$3.34

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.45	$0.49	$1.87	$1.95

Dividends declared	$0.45	$0.45	$1.80	$1.80

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 400 shares and units for the year ended December 31, 2005. Such dilutive securities were antidilutive to the income per share computations in the year ended December 31, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income available to common shareholders	$44,974	$3,677	$93,832	$134,311
Minority interest of common unitholders - continuing operations	82	108	451	(120)
Minority interest in discontinued operations	733	(595)	1,366	7,219
Depreciation on wholly-owned real estate assets, net	16,645	17,603	66,574	73,189
Depreciation on real estate assets held in unconsolidated entities	227	224	906	969
Gains on sales of real estate assets, net of provision for income taxes	(42,448)	(821)	(80,927)	(140,112)
Incremental gains on condominium sales, net of provision for income taxes (1)	174	821	1,406	8,280
Gains on sales of real estate assets — unconsolidated entities	(236)	(167)	(482)	(612)
Incremental gains on condominium sales - unconsolidated entities (1)	141	68	96	359

Funds from operations available to common shareholders and unitholders	$20,292	$20,918	$83,222	$83,483

Funds from operations — per share and unit — diluted (2)	$0.45	$0.49	$1.87	$1.95

Weighted average shares and units outstanding — diluted (2)	44,880	43,060	44,427	42,752

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 19 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 400 shares and units for the year ended December 31, 2005. Such dilutive securities were antidilutive to the income per share computations in the year ended December 31, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2006	2005	2006	2006	2005
Total same store NOI	$40,846	$38,780	$39,377	$156,890	$148,075
Property NOI from other operating segments	1,375	1,698	1,658	5,632	4,051

Consolidated property NOI	42,221	40,478	41,035	162,522	152,126

Add (subtract):
Interest income	279	78	175	1,261	661
Other revenues	202	59	49	402	255
Minority interest in consolidated property partnerships	(80)	28	(85)	(257)	239
Depreciation	(17,227)	(16,896)	(16,966)	(67,328)	(70,435)
Interest expense	(13,199)	(12,916)	(13,609)	(54,049)	(55,638)
Amortization of deferred financing costs	(875)	(954)	(882)	(3,526)	(4,661)
General and administrative	(5,038)	(4,800)	(4,406)	(18,502)	(18,307)
Investment, development and other expenses	(1,924)	(974)	(1,332)	(6,424)	(4,711)
Severance expense	—	(796)	—	—	(796)
Gains (losses) on sales of condominiums, net	2,356	(163)	1,611	12,378	(531)
Equity in income of unconsolidated real estate entities	562	473	527	1,813	1,767
Other income	—	—	1,401	3,095	5,267
Minority interest of common unitholders	(82)	(108)	(87)	(451)	120

Income from continuing operations	7,195	3,509	7,431	30,934	5,356
Income from discontinued operations	39,688	2,077	28,370	70,535	136,592

Net income	$46,883	$5,586	$35,801	$101,469	$141,948

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q4 ’06	Q4 ’06	Q4 ’06
	December 31,	December 31,	September 30,	vs. Q4 '05	vs. Q3 ’06	% Same
	2006	2005	2006	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$26,595	$25,490	$26,616	4.3%	(0.1)%
Dallas	11,074	10,842	11,281	2.1%	(1.8)%
Washington, D.C.	8,505	8,035	8,590	5.8%	(1.0)%
Tampa	7,171	6,598	7,019	8.7%	2.2%
Charlotte	3,577	3,399	3,688	5.2%	(3.0)%
New York	3,509	3,203	3,426	9.6%	2.4%
Houston	2,749	2,613	2,735	5.2%	0.5%
Orlando	1,017	976	995	4.2%	2.2%

Total rental and other revenues	64,197	61,156	64,350	5.0%	(0.2)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	9,732	8,930	10,399	9.0%	(6.4)%
Dallas	4,730	4,843	5,298	(2.3)%	(10.7)%
Washington, D.C.	2,204	2,548	2,840	(13.5)%	(22.4)%
Tampa	3,095	2,498	2,690	23.9%	15.1%
Charlotte	1,111	995	1,139	11.7%	(2.5)%
New York	953	985	874	(3.2)%	9.0%
Houston	1,153	1,158	1,328	(0.4)%	(13.2)%
Orlando	373	419	405	(11.0)%	(7.9)%

Total	23,351	22,376	24,973	4.4%	(6.5)%

Net operating income
Atlanta	16,863	16,560	16,217	1.8%	4.0%	41.3%
Dallas	6,344	5,999	5,983	5.8%	6.0%	15.5%
Washington, D.C.	6,301	5,487	5,750	14.8%	9.6%	15.4%
Tampa	4,076	4,100	4,329	(0.6)%	(5.8)%	10.0%
Charlotte	2,466	2,404	2,549	2.6%	(3.3)%	6.0%
New York	2,556	2,218	2,552	15.2%	0.2%	6.3%
Houston	1,596	1,455	1,407	9.7%	13.4%	3.9%
Orlando	644	557	590	15.6%	9.2%	1.6%

Total same store NOI	$40,846	$38,780	$39,377	5.3%	3.7%	100.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Year ended
	December 31,	December 31,
	2006	2005	% Change
Rental and other revenues
Atlanta	$104,314	$100,594	3.7%
Dallas	44,316	42,632	4.0%
Washington, D.C.	33,584	31,578	6.4%
Tampa	27,903	25,680	8.7%
Charlotte	14,296	13,300	7.5%
New York	13,509	12,342	9.5%
Houston	10,848	9,992	8.6%
Orlando	3,991	3,699	7.9%

Total rental and other revenues	252,761	239,817	5.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	39,448	36,685	7.5%
Dallas	19,945	19,197	3.9%
Washington, D.C.	10,618	10,682	(0.6)%
Tampa	10,839	10,162	6.7%
Charlotte	4,520	4,242	6.6%
New York	3,844	3,738	2.8%
Houston	5,080	5,468	(7.1)%
Orlando	1,577	1,568	0.6%

Total	95,871	91,742	4.5%

Net operating income
Atlanta	64,866	63,909	1.5%
Dallas	24,371	23,435	4.0%
Washington, D.C.	22,966	20,896	9.9%
Tampa	17,064	15,518	10.0%
Charlotte	9,776	9,058	7.9%
New York	9,665	8,604	12.3%
Houston	5,768	4,524	27.5%
Orlando	2,414	2,131	13.3%

Total same store NOI	$156,890	$148,075	6.0%

Table 4
Computation of Debt Ratios
(In thousands)

	As of December 31,
	2006	2005
Total real estate assets per balance sheet	$2,028,580	$1,899,381
Plus:
Company share of real estate assets held in unconsolidated entities	41,344	39,800
Company share of accumulated depreciation – assets held in unconsolidated entities	3,864	2,922
Accumulated depreciation per balance sheet	547,477	516,954
Accumulated depreciation on assets held for sale	4,035	—

Total undepreciated real estate assets (A)	$2,625,300	$2,459,057

Total debt per balance sheet	$1,033,779	$980,615
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(3,879)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,048,678	$1,000,186

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	39.9%	40.7%

Total debt per balance sheet	$1,033,779	$980,615
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(3,879)

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,143,678	$1,095,186

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	43.6%	44.5%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended		Year ended
	March 31, 2007		December 31, 2007
	Low Range	High Range	Low Range	High Range
Forecasted net income, per share	$0.40	$0.47	$0.96	$1.20
Forecasted real estate depreciation, per share	0.37	0.36	1.46	1.42
Forecasted gains on apartment community sales, per share	(0.34)	(0.36)	(0.34)	(0.36)
Forecasted gains in accordance with generally accepted accounting principles on condominium sales and land sales, net of provision for income taxes, per share	(0.05)	(0.07)	(0.30)	(0.39)
Forecasted incremental gains on condominium sales and gains on land sales included in funds from operations, net of provision for income taxes, per share	0.01	0.02	0.13	0.22

Forecasted funds from operations, per share	$0.39	$0.42	$1.91	$2.09